Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES

FINANCIAL RESULTS for THE FIRST quarter of 2016

AND PROVIDES A Project UPDATE

VANCOUVER, BRITISH COLUMBIA - May 10, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the first quarter ended March 31, 2016 at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California. The financial results were filed today on Form 10-Q with the United States Securities and Exchange Commission. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

First Quarter Financial Highlights

During the first quarter ended March 31, 2016, the net loss attributable to the Company was $8,925,777 (or $0.09 basic per share), compared to a net loss of $1,436,187 (or $0.01 basic per share), for the corresponding period in 2015. The net loss in the first quarter of 2016 is mainly due to the significant increase in the derivative liability related to the Company’s warrants, which is a non-cash item. The warrants were issued in conjunction with our June 2015 debt financing with the Clay family.

The Company had, on a consolidated basis, $168,333,918 in assets, including $26,658,270 in cash, and a working capital deficiency of $25,294,090 as at March 31, 2016, compared with $169,444,179 in assets, including $37,587,311 in cash, and a working capital deficiency of $7,743,109 as at December 31, 2015.

The results for the quarter ended on March 31, 2016 are summarized in the table below:

Financial position as at:	March 31, 2016	December 31, 2015
Select Items - On a consolidated basis *	$	$
Cash	26,658,270	37,587,311
Inventory	4,424,044	1,935,599
Mineral property interests	136,785,656	128,562,572
Total assets	168,333,918	169,444,179
Working capital	(25,294,090)	(7,743,109)
Current liabilities	56,842,352	47,722,334
Long term liabilities	26,376,925	27,330,560
Redeemable portion of non-controlling interest – Temporary equity	26,981,875	27,123,741
Non-controlling interest – Shareholders’ equity	40,472,811	40,685,611
Shareholders’ equity attributable to Golden Queen	17,659,955	26,581,933
Shareholders’ equity	58,132,766	67,267,544

Results for the quarter ended on:	March 31, 2016	March 31, 2015
Item	$	$
Net income (loss) and comprehensive income (loss) attributable to the Company	(8,925,777)*	(1,436,187)*
Basic income (loss) per share attributable to the Company	(0.09)	(0.01)
Diluted income (loss) per share attributable to the Company	(0.09)	(0.01)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with GQM LLC and, as a result, is the primary beneficiary who consolidates GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

Commissioning Update

Commissioning of the crushing-screening plant commenced in the fourth quarter of 2015 as scheduled. Leaching of the agglomerated ore was initiated in early February and the commissioning of the Merrill-Crowe facility was completed mid-February. A significant milestone was achieved when the inaugural gold and silver doré bar was poured on March 1, 2016.

The Company anticipates achieving commercial production in the second half of 2016. In accordance with US GAAP, the Company expects to begin recognizing revenues and expenses related to the sale of metals in the second quarter of 2016.

Mining

A total of 291K tons of ore were mined in the first quarter with a strip ratio of 3.3 waste to ore.

The mining of the North West Pit commenced in 2015 and the waste rock has been used to construct the Main Pit, Phase 1 access road and the East Pit access road. Mining of the North West Pit will continue for the remainder of the year. Mining of the Main Pit, phase 1, commenced in early January of this year. Mining of the Main Pit will continue into 2017.

The grade reconciliation with the Block-Model for both the North West Pit and Main Pit is on-going. An in-fill drilling program of the East Pit is being contemplated for later this quarter. The Company anticipates mining of the East Pit to commence in January 2017.

Processing and Production during Commissioning/Testing Phase

The crushing-screening plant daily average in Q1’16 was 4,038 tons per day. In April, the daily average was 6,790 tons per day. The Company has made steady progress with the commissioning of the crushing-screening plant and the pad-loading systems. The performance of the HPGR system has exceeded expectations but there have been some issues with the pad-loading system and wear on liners for the crushers, various chutes and other parts.

As of the end of April, a total of 584K tons are currently leaching on the heap-leach pad. Agglomerate quality was very good in Q1’16 and the porosity and permeability of the heap-leach pad is extremely high. The Company forecasts the 150-day recovery of the first lift to be approximately 70%.

A total of 1,109 oz of gold and 11,108 oz of silver have been produced as of April 30, 2016.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

Technical information in this news release was approved by Sean Ennis, P.Eng. P.E., a qualified person under NI 43-101, and a consultant to the Company.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in the press news includes certain "forward-looking statements". All statements in the press release, other than statements of historical fact, including, without limitation, timing of commencement of commercial production, strip ratios, main pit plans, grade reconciliation plans, in-fill drilling program and performance of the HPGR system and other statements related to plans and intentions with respect to activities on the Project are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; that current early production stage results, including flow rates and ore quality, are indicative of results over time; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made.